Exhibit 99.1

                                                                                                                                            For Information
                            Brent A. Collins
                            303-861-8140
FOR IMMEDIATE RELEASE

ST. MARY PROVIDES INTERIM OPERATIONAL UPDATE;
ANNOUNCES SHARE REPURCHASE ACTIVITY

              • Operated horizontal Cotton Valley test at Carthage Field a success

              • Closed previously disclosed $49 million bolt-on acquisition in East Texas

              • Successful horizontal James Lime well announced in extension area

              • Capital budget for horizontal Woodford expanded based on positive results

              • 2.1 million shares of common stock repurchased in first quarter of 2008

DENVER, March 27, 2008 – St. Mary Land & Exploration Company (NYSE: SM) today provides an interim operational update and announces activity under its share repurchase program.

EAST TEXAS ACTIVITY

St. Mary announces that its first operated horizontal Cotton Valley well at Carthage Field in East Texas was a success.  The Boise Southern 1-H (SM 98% WI) had an initial ten-day average sales rate of 4.8 MMCFE per day.  The well targeted the Basal Cotton Valley sand at a vertical depth of 9,375 feet, and utilized seven fracture stimulation stages over an approximately 3,800 foot lateral.

Also in East Texas, St. Mary announces that it has closed on the previously disclosed acquisition of producing and non-producing oil and gas properties in Panola County at Carthage Field for $49 million.  The acquired properties are near the Boise Southern well and other St. Mary assets where the current focus is on the Cotton Valley and Travis Peak formations.  Highlights of the acquisition include the following:

•	Meaningful addition to inventory of 15 vertical locations and 7 horizontal locations

•	3,000 gross acres / 2,700 net acres

•	Estimated net proved reserves of 25 BCFE, 73% of which is proved undeveloped

•	Probable and possible reserves of 12 BCFE

•	Current net production of 2 MMCFE per day, primarily natural gas

The acquisition was financed using existing cash on hand and borrowings under the Company’s existing credit facility.  As a result of the successful Boise Southern well and the bolt-on acquisition in the area, St. Mary plans a multi-rig program to drill 6 additional horizontal wells and 14 vertical wells in Carthage in 2008.

The Company also continues to see solid results in its operated James Lime program.  The St. Mary operated Mast LB 1-H (SM 42% WI) was recently completed and had an initial ten-day average sales rate of 6.2 MMCFE per day.  The well was the second successful extension well drilled at the Company’s Loco Bayou prospect, which is approximately 75 miles southwest of St. Mary’s James Lime development activity at Huxley and Spider.  The Company’s James Lime acreage currently stands at approximately 50,000 net acres, and leasing efforts remain ongoing.

St. Mary’s operations in the Cotton Valley and the James Lime are both managed by the ArkLaTex region in Shreveport, Louisiana.  The Company’s exploration and development budget in the ArkLaTex region remains unchanged at $161 million for 2008.  With the increase in the Carthage drilling program, certain operated projects in the James Lime have been deferred to ensure that the Company’s total capital investments remain within expected cash flow for 2008.

HORIZONTAL WOODFORD PROGRAM EXPANSION

St. Mary announces that it is increasing the capital investment budget in the Mid-Continent region from $135 million to $155 million in order to expand its 2008 operated horizontal Woodford shale program in the second half of the year.  Recent well results continue to affirm the Company’s well design and geotechnical understanding of the play.  The last eight wells completed with meaningful production histories have averaged estimated ultimate recoveries of 2.7 BCFE, which the Company believes compares favorably to other wells completed throughout the play.  The expanded program will keep two operated drilling rigs running in the field through 2008, with the potential for a third rig being added in the later half of the year.  An additional seven gross horizontal Woodford wells are being added to the budget for a total of 16 wells in the 2008 program.

SHARE REPURCHASES

In the past thirty days, St. Mary has repurchased 2,135,600 shares of common stock in the open market.  The shares were repurchased with cash on hand and borrowings on our existing credit facility at a weighted-average price of $36.13 per share, including commission costs.  The Company is authorized to repurchase 3.1 million additional shares under the current share repurchase authorization from the Board.

Consistent with the Company’s historic practice of hedging production volumes from significant acquisitions, St. Mary has hedged production in proportion to the percentage of Company stock that was repurchased.  The Company’s updated hedge positions are summarized below.   All prices have been converted to a NYMEX equivalent for ease of comparison.

Oil Swaps - NYMEX Equivalent			Oil Collars - NYMEX Equivalent

					Floor	Ceiling
	Bbls	$/Bbl		Bbls	$/Bbl	$/Bbl
2008			2008
Q1	403,600	$ 69.19	Q1	415,000	$ 50.00	$ 69.83
Q2	546,000	$ 71.63	Q2	415,000	$ 50.00	$ 69.83
Q3	526,000	$ 71.80	Q3	419,000	$ 50.00	$ 69.82
Q4	466,000	$ 71.68	Q4	419,000	$ 50.00	$ 69.82
2009	1,570,000	$ 71.64	2009	1,526,000	$ 50.00	$ 67.31
2010	1,239,000	$ 66.47	2010	1,367,500	$ 50.00	$ 64.91
2011	1,032,000	$ 65.36	2011	1,236,000	$ 50.00	$ 63.70

Natural Gas Swaps - NYMEX Equivalent			Natural Gas Collars - NYMEX Equivalent

					Floor	Ceiling
	MMBTU	$/MMBTU		MMBTU	$/MMBTU	$/MMBTU
2008			2008
Q1	4,190,000	$ 8.71	Q1	2,722,500	$ 6.16	$ 9.31
Q2	5,240,000	$ 8.37	Q2	2,722,500	$ 6.16	$ 9.31
Q3	5,230,000	$ 8.54	Q3	2,737,500	$ 6.16	$ 9.31
Q4	5,810,000	$ 9.34	Q4	2,737,500	$ 6.16	$ 9.31
2009	19,930,000	$ 8.91	2009	9,110,000	$ 5.10	$ 9.20
2010	8,370,000	$ 8.45	2010	7,825,000	$ 5.23	$ 7.52
2011	1,200,000	$ 7.58	2011	6,625,000	$ 5.25	$ 6.49

Natural Gas Liquid Swaps - Mont. Belvieu

	Bbls	$/Bbl
2008
Q1	151,321	$ 39.54
Q2	170,738	$ 39.53
Q3	194,694	$ 39.28
Q4	219,004	$ 38.73
2009	638,159	$ 38.77
2010	8,021	$ 45.60
2011	1,129	$ 45.15

PRODUCTION AND COST GUIDANCE UNCHANGED

Pending finalization of the drilling schedules for the revised Cotton Valley and Woodford shale programs, the Company is currently not updating the production and cost guidance that was provided in its January 31, 2008, guidance press release.

MANAGEMENT COMMENTS

“I am very pleased with the results of our East Texas program,” commented Tony Best, President and CEO.   “The successful horizontal Cotton Valley test and our continued success in the James Lime further solidify St. Mary’s reputation as a leading operator in the ArkLaTex region.  In the Mid-Continent region, our horizontal Woodford results have improved significantly and our Mid-Continent team is focused on ramping up activity in the play.  Our 2008 business plan included an acceleration of the Woodford program if success called for additional capital; our solid rates and attractive EURs, when coupled with some of the lowest drilling costs in the industry, support additional funding this year.  Lastly, our share repurchases are another way to grow net asset value per share for our stockholders.”

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “will,” “believe,” ”budget,” “anticipate,” “intend,” “estimate,” “forecast,” ”plan,” and “expect” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the volatility and level of oil and natural gas prices, the uncertain nature of the expected benefits from the acquisition and divestiture of oil and gas properties, the potential effects of increased levels of debt financing, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, drilling and operating service availability, the risks associated with our hedging strategy, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2007 Annual Report on Form 10-K/A filed with the SEC.  Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

The SEC permits oil and gas companies to disclose in their filings with the SEC only proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.  St. Mary uses in this press release the terms “probable” and “possible” reserves, which SEC guidelines prohibit from being included in fillings with the SEC.  Probable reserves are unproved reserves which are more likely than not to be recoverable.  Possible reserves are unproved reserves which are less likely to be recoverable than probable reserves.  Estimates of probable and possible reserves which may potentially be recoverable through additional drilling or recovery techniques are by their nature more uncertain than estimates of proved reserves and accordingly are subject to substantially greater risk of not actually being realized by the Company.